Exhibit 99.1

Contact:
Clark Holdings, Inc. Mr. Timothy Teagan President, CEO (609) 396-1100	Brainerd Communicators, Inc. Jeff Majtyka/Brad Edwards (Investors) Jenna Focarino (Media) (212) 986-6667

Clark Holdings Inc. Announces Approval by AMEX of Continued Listing
Pursuant to AMEX Alternative Listing Standards

Trenton, NJ, July 8, 2008 - Clark Holdings Inc. (AMEX: GLA; GLA.U; GLA.WS) (“Clark”), formerly known as Global Logistics Acquisition Corporation, announced today that The American Stock Exchange (“AMEX”) has approved the continued listing of Clark’s securities on AMEX pursuant to AMEX’s Alternative Listing Standards.

The AMEX Listing Qualifications Panel conducted a hearing on the basis of written submissions and on July 3, 2008, AMEX notified Clark that the AMEX Panel had authorized the continued listing of Clark’s securities on AMEX, notwithstanding that Clark does not fully satisfy AMEX’s regular Initial Listing Standards. The AMEX Panel’s decision was based on Clark’s satisfaction of the AMEX Alternative Listing Standard set forth in Section 1203(c)(i)(A) of the AMEX Company Guide and its finding that Clark’s long history of operations in the transportation management and logistics area (via the operating company acquired by Global Logistics Acquisition Corporation in February 2008), its immediate plans to increase the number of public shareholders, as well as its current growth strategy and financial performance are mitigating factors which warrant listing pursuant to AMEX’s Alternative Listing Standards.

As previously reported, on February 15, 2008 AMEX notified Clark that it did not comply with AMEX’s initial listing standards (applicable under Section 341 of the AMEX Company Guide) because Clark did not have a minimum of 400 public shareholders, as set forth in Section 102(a) of the AMEX Company Guide, and that its securities were, therefore, subject to delisting from AMEX. Clark’s market capitalization, distribution, stock price and aggregate market value of shares publicly held do not currently satisfy the criteria of the regular Initial Listing Standards specified in Sections 101(a)-(d) of the AMEX Company Guide.

Clark’s common stock, units and warrants will continue to be listed on AMEX under the symbols GLA, GLA.U, and GLA.WS., respectively.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

Additional Disclosure

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Clark’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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